UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 11, 2007
Health Care REIT, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8923 (Commission File Number)	34-1096634 (IRS Employer Identification No.)

One SeaGate, Suite 1500, Toledo, Ohio (Address of principal executive offices)	43604 (Zip Code)
Registrant’s telephone number, including area code (419) 247-2800

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Effective October 23, 2000, the Securities and Exchange Commission (the “SEC”) adopted new rules related to insider trading. One of these rules, Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), provides an exemption to the insider trading rules in the form of an affirmative defense. Rule 10b5-1 recognizes the creation of formal programs under which executives and other insiders may sell the securities of publicly traded companies on a regular basis pursuant to written plans that are entered into at a time when the plan participants are not aware of material non-public information and that otherwise comply with the requirements of Rule 10b5-1.
On January 28, 2003, the Board of Directors of Health Care REIT, Inc. (the “Company”) adopted a resolution modifying its insider trading policy to allow insiders to sell securities of the Company pursuant to pre-arranged trading plans.
On May 11, 2007, George L. Chapman, Chairman of the Board and Chief Executive Officer of the Company, entered into a new plan pursuant to which he instructed his broker to sell up to 21,000 shares of the Company’s common stock and exercise options and sell up to 23,500 shares of the Company’s common stock during the period between May 15, 2007 and January 31, 2008. The number of shares to be sold under Mr. Chapman’s plan ranges from 3,500 to 17,500 shares per month, not including any unsold shares that might be carried over from a previous month. Reports of the details of actual sales under the plan will be filed by Mr. Chapman on Form 4 in accordance with SEC regulations.
On May 11, 2007, Frederick L. Farrar, Executive Vice President of the Company, entered into a new plan pursuant to which he instructed his broker to sell up to 21,000 shares of the Company’s common stock during the period between May 15, 2007 and December 31, 2007. Under Mr. Farrar’s plan, 3,500 shares will be sold per month, not including any unsold shares that might be carried over from a previous month. Reports of the details of actual sales under the plan will be filed by Mr. Farrar on Form 4 in accordance with SEC regulations.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant had duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH CARE REIT, INC.
By:	/s/ GEORGE L. CHAPMAN
George L. Chapman
Its: Chairman of the Board and Chief Executive Officer

Dated: May 16, 2007